Exhibit 99

MAYVILLE ENGINEERING COMPANY ANNOUNCES

FOURTH QUARTER AND FULL-YEAR 2025 RESULTS

MILWAUKEE, Wis., March 3, 2026 – Mayville Engineering Company (NYSE: MEC) (the “Company” or “MEC”), a leading value-added provider of design, prototyping and manufacturing solutions serving diverse end markets, today announced results for the three and twelve-months ended December 31, 2025.

FOURTH QUARTER 2025 RESULTS

(All comparisons versus the prior-year period)

●	Net sales of $134.3 million, or +10.7% y/y
●	Net loss of $4.4 million, or ($0.22) per diluted share; Non-GAAP Adjusted Diluted EPS of ($0.08)
●	Adjusted EBITDA of $6.3 million
●	Adjusted EBITDA margin of 4.7% of net sales
●	Quarterly Free Cash Flow of $10.2 million
●	Ratio of net debt to trailing twelve-month Adjusted EBITDA of 3.7x as of December 31, 2025

FULL-YEAR 2025 RESULTS

(All comparisons versus the prior-year period)

●	Net sales of $546.5 million, or (6.0%) y/y
●	Net loss of $8.1 million, or ($0.40) per diluted share; non-GAAP Adjusted Diluted EPS of $0.31
●	Adjusted EBITDA of $47.1 million
●	Adjusted EBITDA margin of 8.6% of net sales
●	Free Cash Flow of $26.9 million

MANAGEMENT COMMENTARY

“We closed fiscal 2025 with strong momentum within our Data Center & Critical Power end market, securing $15 million of incremental project awards during the fourth quarter, strengthening our 2026 orderbook,” said Jag Reddy, President and Chief Executive Officer. “We also continued to expand our qualified opportunity pipeline in this end market, which now exceeds $125 million and includes multiple large opportunities with critical power OEMs and hyperscalers tied to data center infrastructure investments. Looking ahead to 2026, we expect Accu-Fab cross-selling synergies to generate approximately $40 to $50 million of revenue, positioning Data Center & Critical Power to represent more than 20% of MEC’s revenue. Our teams remain intensely focused on disciplined execution as these programs progress from award to launch.”

“While demand conditions across several legacy end markets remain soft, we remain focused on operational discipline, MBX-driven cost management, and working capital performance,” Reddy continued. “To provide investors with better visibility into business trends in light of the fast-moving Data Center & Critical Power environment and developing improvements within our legacy end markets, we are introducing quarterly guidance in addition to full-year guidance.”

“From a profitability perspective, our fourth quarter results reflect margin pressure associated with temporary launch-phase dynamics across projects in our Data Center & Critical Power and Commercial Vehicle end markets,” Reddy added. “We expect this margin pressure to persist in the near-term, ahead of initial Data Center & Critical Power program launches. As these programs ramp and volumes scale, we expect operating leverage and favorable mix to drive year-over-year profitability growth for full-year 2026.”

“Finally, we remain committed to disciplined capital allocation,” Reddy concluded. “With end market conditions still uneven, we are prioritizing debt reduction through free cash flow generation, supported by focused working capital management.”

PERFORMANCE SUMMARY

Net sales increased by 10.7% on a year-over-year basis in the fourth quarter of 2025, due to the recent acquisition of Accu-Fab, accelerating growth in the Data Center & Critical Power end market, and increased organic volumes in the Construction & Access and Powersports end markets, partially offset by lower demand in Commercial Vehicle and Military end markets.

Manufacturing margin was $8.9 million in the fourth quarter of 2025, or 6.6% of net sales, versus $10.8 million, or 8.9% of net sales, in the prior year period. The year-over-year decrease in manufacturing margin was primarily attributable to $1.2 million of project launch costs within the Data Center & Critical Power end market, $1.7 million of early-stage project inefficiencies on a Commercial Vehicle project and lower capacity utilization due to softer demand in legacy end markets.

Profit sharing, bonus and deferred compensation expense was $1.7 million in the fourth quarter of 2025 as compared to $3.6 million in the prior year period. Other selling, general and administrative expenses were $9.7 million in the fourth quarter of 2025 as compared to $7.9 million for the same prior year period. The increase in these expenses primarily reflects $0.2 million in non-recurring costs and $1.1 million in incremental SG&A expense, each associated with the Accu-Fab acquisition.

Interest expense was $3.8 million in the fourth quarter of 2025, as compared to $2.0 million in the prior year period, due to increased borrowings under the Company’s revolving credit facility, partly offset by lower SOFR base rates relative to the prior year period.

Net loss for the fourth quarter of 2025 was $4.4 million, or ($0.22) per diluted share, versus net income of $16.0 million, or $0.76 per diluted share, in the prior year period. Net income in the fourth quarter of 2024 reflects $25.5 million, or $0.92 per diluted share, gain on a lawsuit associated with the settlement of the Company’s litigation with the former fitness customer.

MEC reported Adjusted EBITDA of $6.3 million in the fourth quarter of 2025, or 4.7% of net sales, versus $9.2 million, or 7.6% of net sales, in the prior year period. The decrease in Adjusted EBITDA is primarily due to the early-stage project inefficiencies on a Commercial Vehicle project, new Data Center & Critical Power project launch costs, and lower customer demand, partially offset by the benefit of the Accu-Fab acquisition.

Fourth quarter Adjusted Net Loss was $1.4 million, or ($0.08) per diluted share, versus Adjusted Net Loss of $0.3 million, or ($0.01) per diluted share, in the prior year period. The increase in Adjusted Net Loss reflects lower income from operations, and higher interest expense.

Free cash flow during the fourth quarter of 2025 was $10.2 million as compared to $35.6 million in the prior year period. The decrease in cash flow was primarily attributable to the receipt of $25.5 million associated with the settlement of the Company’s litigation with the former fitness customer during the fourth quarter of 2024. When excluding the impact of the settlement agreement, fourth quarter 2024 free cash flow would have been $10.1 million, relatively flat to the $10.2 million generated in fourth quarter 2025.

END MARKET UPDATE

	Three Months Ended
	December 31,
	2025	2024
Commercial Vehicle	$38,442	$47,215
Construction & Access	19,190	16,971
Powersports	20,851	17,414
Data Center & Critical Power	20,395	4,329
Agriculture	7,675	7,660
Military	6,674	7,407
Other	21,043	20,310
Net Sales	$134,270	$121,306

Commercial Vehicles

MEC is a Tier 1 supplier to many of the country’s top original equipment manufacturers (OEM) of commercial vehicles providing exhaust & aftertreatment, engine components, cooling, fuel and structural systems for both heavy- and medium-duty commercial vehicles.

Net sales to the Commercial Vehicle end market were $38.4 million in the fourth quarter of 2025, a decrease of 18.6% versus the prior year period. The decrease was attributable to an expected decline in customer demand driven by a 25.3% decrease in North American Class 8 commercial vehicle production compared to the fourth quarter of 2024.

Construction & Access

MEC manufactures components and sub-assemblies for OEMs within the construction & access market including fenders, hoods, supports, frames, platforms, frame structures, doors and tubular products such as exhaust & aftertreatment, engine components, cooling system components, handrails and full electro-mechanical assemblies.

Net sales to the Construction & Access end market were $19.2 million in the fourth quarter of 2025, an increase of 13.1% versus the prior year period. The increase in net sales was primarily due to improved non-residential construction demand and the Accu-Fab acquisition. Organic net sales growth in this end market was 10.8% in the fourth quarter of 2025 compared to the fourth quarter of 2024.

Powersports

MEC manufactures stampings and complex metal assemblies and coatings for OEMs within the marine propulsion, all-terrain vehicles (ATV), multi-utility vehicles (MUV) and motorcycle markets.  MEC’s powersports expertise includes axle housings, steering columns, swing arms, fenders, suspension components, ATV/MUV racks, cowl assemblies and vehicle frames.

Net sales to the Powersports end market were $20.9 million in the fourth quarter of 2024, an increase of 19.7% versus the prior year period. The increase in net sales to the Powersports end market was primarily attributable to incremental volumes from new business wins and stabilized customer production schedules as dealer inventory levels are now in line with current demand, partly offset by a decrease in sales within the marine propulsion market.

Data Center & Critical Power

MEC manufactures precision metal enclosures, racks, frames, and sub-assemblies for OEMs that deliver reliable power distribution, backup energy systems, and intelligent power management solutions in mission-critical data center and electrical infrastructure environments.

Net sales to the Data Center & Critical Power end market were $20.4 million in the fourth quarter of 2025. The increase in sales reflects accelerating demand from legacy customers and revenues associated with the Accu-Fab acquisition. Organic net sales growth in this end market was 12.7% in the fourth quarter of 2025, when compared to the fourth quarter of 2024.

Agriculture

MEC is an integral partner in the supply chain of the world’s leading agriculture OEMs manufacturing components and sub-assemblies including fenders, hoods, supports, frames, platforms, frame structures, doors, and tubular products such as exhaust, engine components, cooling system components, handrails and full electro-mechanical assemblies.

Net sales to the Agriculture end market were $7.7 million in the fourth quarter of 2025, flat versus the prior year period.

Military

MEC holds the International Traffic in Arms Regulations (ITAR) certification and produces components for the United States military. Products include exhaust, engine components, cooling, fuel, suspension, structural systems, and chemical agent resistant coating (CARC) painting capabilities.

Net sales to the Military end market were $6.7 million in the fourth quarter of 2025, a decrease of 9.9% versus the prior year period. The decrease in net sales compared to the prior year was due to program transition delays.

Other

MEC also produces a wide variety of components and assemblies for customers in the industrial equipment & fixtures, consumer tools, mining, forestry, automotive, and medical market.

Net sales to Other end markets for the fourth quarter of 2025 were $21.0 million, an increase of 3.6% versus the prior year period. The increase in net sales compared to the prior year period was primarily associated with the Accu-Fab acquisition.

BALANCE SHEET UPDATE

As of December 31, 2025, MEC had net debt outstanding of $205.3 million and total cash and availability on its senior secured revolving credit facility of $223.01 million. At the end of the fourth quarter, the ratio of net debt to trailing twelve-month Adjusted EBITDA was 3.7x.

FINANCIAL GUIDANCE

Today, the Company issued financial guidance for the first quarter and full-year of 2026. All guidance is current as of the time provided and is subject to change.

	Q1 2025	Q1 2026 Forecast
(in Millions)	Actual	Low	Mid	High
Net Sales	$135.6	$137	$140	$143
Adjusted EBITDA	$12.2	$5	$6	$7

The Company’s first quarter 2026 guidance reflects continued demand softness across legacy end markets, particularly Commercial Vehicle, Agriculture and Military. Adjusted EBITDA guidance for the quarter also incorporates ongoing project launch costs within the Data Center & Critical Power end market, supporting recently awarded programs as project activity is expected to ramp in the second quarter of 2026. Free cash flow for the first quarter of 2026 is expected to reflect normal seasonal working capital usage, incremental working capital investment to support the Data Center & Critical Power ramp up and planned capital expenditures of $3 million to $5 million.

	FY 2025	FY 2026 Forecast
(in Millions)	Actual	Low	Mid	High
Net Sales	$546.5	$580	$600	$620
Adjusted EBITDA	$47.1	$50	$55	$60
Free Cash Flow	$26.9	$25	$30	$35

Full-year 2026 guidance assumes a full year of Accu-Fab ownership, $40 million to $50 million of incremental cross-selling revenue, and improvement in legacy end market demand, primarily in the second half of the year. Guidance for the year also incorporates Data Center & Critical Power launch costs associated with awarded programs. Free Cash Flow guidance reflects working capital efficiencies and planned capital expenditures of $15 and $20 million.

FOURTH QUARTER AND FULL-YEAR 2025 RESULTS CONFERENCE CALL

The Company will host a conference call on Wednesday, March 4, 2026 at 10:00 a.m. Eastern Time (9:00 a.m. Central Time).

For a live webcast of the conference call and to access the accompanying investor presentation, please visit www.mecinc.com and click on the link to the live webcast on the Investors page.

For telephone access to the conference, call (833) 470-1428 within the United States, or call (833) 950-0062 within Canada and please use the Access Code: 752735.

1 This amount is reduced to approximately $20.5 million after taking into account the $202.5 million of outstanding borrowings under the credit facility as of December 31, 2025.

FORWARD-LOOKING STATEMENTS

This press release includes forward-looking statements that reflect plans, estimates and beliefs. Such statements involve risk and uncertainties. Actual results may differ materially from those contemplated by these forward-looking statements as a result of various factors. Important factors that could cause actual results or events to differ materially from those expressed in forward-looking statements include, but are not limited to: macroeconomic conditions, including inflation, elevated interest rates, labor availability, material cost pressures and inconsistent demand, have had, and may continue to have, a negative impact on our business, financial condition, cash flows and results of operations (including future uncertain impacts); risks relating to developments in the industries in which our customers operate; risks related to scheduling production accurately and maximizing efficiency; our ability to realize net sales represented by our awarded business; failure to compete successfully in our markets; our ability to maintain our manufacturing, engineering and technological expertise; the loss of any of our large customers or the loss of their respective market shares; volatility in the prices or availability of raw materials critical to our business; geopolitical and economic developments, including foreign trade relations and associated tariffs; risks related to entering new markets; our ability to recruit and retain our key executive officers, managers and trade-skilled personnel; manufacturing risks, including delays and technical problems, issues with third-party suppliers, environmental risks and applicable statutory and regulatory requirements; our ability to successfully identify or integrate acquisitions; our ability to develop new and innovative processes and gain customer acceptance of such processes; risks related to our information technology systems and infrastructure; results of legal disputes, including product liability, intellectual property infringement and other claims; risks associated with our capital-intensive industry; risks related to our treatment as an S Corporation prior to the consummation of our initial public offering; risks related to our employee stock ownership plan’s treatment as a tax-qualified retirement plan; our ability to maintain effective internal control over financial reporting; and other factors described in “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2024, as such may be amended or supplemented in our subsequently filed Quarterly Reports on Form 10-Q. This discussion should be read in conjunction with our audited consolidated financial statements included in the Company’s previously filed Annual Report on Form 10-K for the year ended December 31, 2024. We undertake no obligation to update or revise any forward-looking statements after the date on which any such statement is made, whether as a result of new information, future events or otherwise, except as required by federal securities laws.

ABOUT MAYVILLE ENGINEERING COMPANY

Founded in 1945, MEC is a leading U.S.-based, vertically-integrated, value-added manufacturing partner providing a full suite of manufacturing solutions from concept to production, including design, prototyping and tooling, fabrication, aluminum extrusion, coating, assembly and aftermarket components. Our customers operate in diverse end markets, including heavy- and medium-duty commercial vehicles, construction & access equipment, powersports, data center & critical power, agriculture, military and other end markets. Along with process engineering and development services, MEC maintains an extensive manufacturing infrastructure with 27 facilities, of which 26 are in use, across nine states. These facilities make it possible to offer conventional and CNC (computer numerical control) stamping, shearing, fiber laser cutting, forming, drilling, tapping, grinding, tube bending, machining, welding, assembly, and logistic services. MEC also possesses a broad range of finishing capabilities including shot blasting, e-coating, powder coating, wet spray and military grade chemical agent resistant coating (CARC) painting. For more information, please visit www.mecinc.com.

NON-GAAP FINANCIAL MEASURES

This press release contains financial information calculated in a manner other than in accordance with U.S. generally accepted accounting principles (“GAAP”).

The non-GAAP measures used in this press release are EBITDA, EBITDA Margin, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income (Loss), Adjusted Diluted EPS and Free Cash Flow.

EBITDA represents net income (loss) before interest expense, provision (benefit) for income taxes, depreciation, and amortization. EBITDA Margin represents EBITDA as a percentage of net sales for each period. Adjusted EBITDA represents EBITDA before stock-based compensation expense, legal costs due to the former fitness customer, Chief Financial Officer (CFO) transition costs, natural disaster costs, acquisition related costs, restructuring, costs recognized on step-up of Accu-Fab acquired inventory and lawsuit settlement gain. Adjusted EBITDA Margin represents Adjusted EBITDA as a percentage of net sales for each period. Adjusted Net Income (Loss) and Adjusted Diluted EPS represent net income (loss) before the aforementioned Adjusted EBITDA addback items and acquisition related amortization of intangible assets, which do not reflect our core operating performance. Free Cash Flow represents net cash provided by, or used in, operating activities, less cash flows used in the purchase of property, plant and equipment. We present Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income, Adjusted Diluted EPS and Free Cash Flow as management uses these measures as key performance indicators, and we believe they are measures frequently used by securities analysts, investors and other parties to evaluate companies in our industry. These metrics are supplemental measures of our operating performance that are neither required by, nor presented in accordance with, GAAP. These measures should not be considered as an alternative to net income (loss) or cash flow provided by, or used in, operating activities, or any other performance measure derived in accordance with GAAP as an indicator of our operating performance. These measures may not be comparable to the similarly named measures reported by other companies and have limitations as analytical tools and should not be considered in isolation or as substitutes for analysis of our results as reported under GAAP.

Please reference our reconciliation of net income (loss), the most directly comparable measure calculated in accordance with GAAP, to EBITDA, Adjusted EBITDA, Adjusted Net Income, Adjusted Diluted EPS, Free Cash Flow and the calculation of EBITDA Margin and Adjusted EBITDA Margin included in this press release.

Mayville Engineering Company, Inc.

Consolidated Balance Sheets

(in thousands, except share amounts)

	December 31,	December 31,
	2025	2024
ASSETS
Cash and cash equivalents	$1,502	$206
Receivables, net of allowances for doubtful accounts of $577 at December 31, 2025 and $248 at December 31, 2024	57,551	49,782
Inventories, net	59,398	54,756
Tooling in progress	4,746	4,761
Prepaid expenses and other current assets	5,217	3,439
Total current assets	128,414	112,944
Property, plant and equipment, net	149,996	156,528
Assets held for sale	1,402	1,402
Goodwill	140,246	92,650
Intangible assets, net	111,280	51,734
Operating lease assets	30,473	28,615
Other long-term assets	1,829	1,697
Total assets	$563,640	$445,570
LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable	$52,377	$39,119
Current portion of operating lease obligation	6,729	4,914
Accrued liabilities:
Salaries, wages, and payroll taxes	2,753	5,094
Bonuses and deferred compensation	2,170	4,626
Other current liabilities	10,740	10,839
Total current liabilities	74,769	64,592
Bank revolving credit notes	202,525	79,725
Operating lease obligation, less current maturities	25,572	25,412
Deferred compensation, less current portion	5,240	4,719
Deferred income tax liability	11,298	16,831
Other long-term liabilities	3,499	2,538
Total liabilities	$322,903	$193,817
Commitments and contingencies
Common shares, no par value, 75,000,000 authorized, 22,505,704 shares issued at December 31, 2025 and 22,300,106 at December 31, 2024	—	—
Additional paid-in-capital	208,777	207,076
Retained earnings	51,976	60,086
Treasury shares at cost, 2,187,334 shares at December 31, 2025 and 1,883,198 at December 31, 2024	(20,016)	(15,409)
Total shareholders’ equity	240,737	251,753
Total liabilities and shareholders' equity	$563,640	$445,570

Mayville Engineering Company, Inc.

Consolidated Statements of Net Income (Loss)

(in thousands, except share amounts and per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2025	2024	2025	2024
Net sales	$134,270	$121,306	$546,487	$581,604
Cost of sales	125,352	110,514	492,478	510,507
Amortization of intangible assets	3,125	1,733	9,716	6,933
Bonuses and deferred compensation	1,653	3,583	8,724	13,593
Other selling, general and administrative expenses	9,685	7,930	39,413	31,518
Gain on lawsuit settlement	—	(25,500)	—	(25,500)
Income (loss) from operations	(5,545)	23,046	(3,844)	44,553
Interest expense	(3,821)	(2,011)	(10,215)	(10,989)
Income (loss) before taxes	(9,366)	21,035	(14,059)	33,564
Income tax expense (benefit)	(5,008)	5,064	(5,949)	7,596
Net income (loss) and comprehensive income (loss)	$(4,358)	$15,971	$(8,110)	$25,968

Earnings (loss) per share:
Basic	$(0.22)	$0.77	$(0.40)	$1.26
Diluted	$(0.22)	$0.76	$(0.40)	$1.24

Weighted average shares outstanding:
Basic	20,427,916	20,639,456	20,471,356	20,611,192
Diluted	20,427,916	21,069,686	20,471,356	20,972,192

Mayville Engineering Company, Inc.

Consolidated Statements of Cash Flows

(in thousands)

	Year Ended
	December 31,
	2025	2024
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$(8,110)	$25,968
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	31,570	30,655
Amortization	9,716	6,933
Allowance for doubtful accounts	305	(437)
Inventory excess and obsolescence reserve	(110)	(220)
Stock-based compensation expense	3,278	5,186
Gain on disposal of property, plant and equipment	(12)	(172)
Deferred compensation	1,272	864
Non-cash lease expense	6,128	5,367
Other non-cash adjustments	469	291
Changes in operating assets and liabilities:
Accounts receivable	6,042	8,101
Inventories	62	13,246
Tooling in progress	15	696
Prepaids and other current assets	(1,049)	(185)
Accounts payable	8,360	(7,994)
Deferred income taxes	(5,533)	4,225
Operating lease obligations	(5,997)	(5,092)
Accrued liabilities	(7,844)	2,375
Net cash provided by operating activities	38,562	89,807
CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property, plant and equipment	(11,648)	(12,098)
Proceeds from sale of property, plant and equipment	72	386
Payment for acquisition, net of cash acquired	(139,954)	—
Net cash used in investing activities	(151,530)	(11,712)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from bank revolving credit notes	1,558,613	810,558
Payments on bank revolving credit notes	(1,435,813)	(878,326)
Repayments of other long-term debt	(500)	(806)
Payments of financing costs	(817)	—
Shares withheld for employees' taxes	(1,578)	(3,829)
Purchase of treasury stock	(4,607)	(5,896)
Payments on finance leases	(1,034)	(607)
Proceeds from the exercise of stock options	—	345
Net cash provided by (used in) financing activities	114,264	(78,561)
Net increase (decrease) in cash and cash equivalents	1,296	(466)
Cash and cash equivalents at beginning of period	206	672
Cash and cash equivalents at end of period	$1,502	$206

Mayville Engineering Company, Inc.

Reconciliation of Net Income (Loss) to EBITDA and Adjusted EBITDA

(in thousands)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2025	2024	2025	2024
Net income (loss) and comprehensive income (loss)	$(4,358)	$15,971	$(8,110)	$25,968
Interest expense	3,821	2,011	10,215	10,989
Provision (benefit) for income taxes	(5,008)	5,064	(5,949)	7,596
Depreciation and amortization	11,065	9,461	41,287	37,588
EBITDA	5,520	32,507	37,443	82,141
Stock-based compensation expense	325	1,339	3,278	5,186
Legal costs due to former fitness customer	—	347	—	2,088
CFO transition costs	—	—	1,148	—
Natural disaster costs	3	—	310	—
Acquisition related costs	158	—	3,423	—
Restructuring	305	492	864	492
Costs recognized on step-up of Accu-Fab acquired inventory	—	—	591	—
Gain on lawsuit settlement	—	(25,500)	—	(25,500)
Adjusted EBITDA	$6,311	$9,185	$47,057	$64,407
Net sales	$134,270	$121,306	$546,487	$581,604
EBITDA Margin	4.1%	26.8%	6.9%	14.1%
Adjusted EBITDA Margin	4.7%	7.6%	8.6%	11.1%

Mayville Engineering Company, Inc.

Reconciliation of Net Income (Loss) and Diluted EPS to Adjusted Net Income and Diluted EPS

(in thousands, except share amounts and per share data)

	Three Months Ended				Year Ended
	December 31,				December 31,
	2025		2024		2025		2024
	Earnings	Diluted EPS	Earnings	Diluted EPS	Earnings	Diluted EPS	Earnings	Diluted EPS
Net income (loss) and comprehensive income (loss)	$(4,358)	$(0.22)	$15,971	$0.76	$(8,110)	$(0.40)	$25,968	$1.24
Stock-based compensation expense	325	0.02	1,339	0.06	3,278	0.16	5,186	0.24
Legal costs due to former fitness customer	—	—	347	0.02	—	—	2,088	0.10
CFO transition costs	—	—	—	—	1,148	0.06	—	—
Natural disaster costs	3	0.00	—	—	310	0.01	—	—
Acquisition related costs	158	0.01	—	—	3,423	0.15	—	—
Restructuring	305	0.01	492	0.02	864	0.04	492	0.02
Costs recognized on step-up of Accu-Fab acquired inventory	—	—	—	—	591	0.03	—	—
Acquisition related amortization of intangible assets	3,125	0.15	1,733	0.08	9,716	0.46	6,933	0.32
Gain on lawsuit settlement	—	—	(25,500)	(1.21)	—	—	(25,500)	(1.21)
Tax effect of above adjustments	(936)	(0.05)	5,362	0.25	(4,253)	(0.20)	3,125	0.14
Adjusted net income and comprehensive income	$(1,378)	$(0.08)	$(256)	$(0.01)	$6,967	$0.31	$18,292	$0.86

Mayville Engineering Company, Inc.

Reconciliation of Free Cash Flow

(in thousands)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2025	2024	2025	2024
Net cash provided by operating activities	$13,381	$37,959	$38,562	$89,807
Less: Capital expenditures	3,218	2,345	11,648	12,098
Free cash flow	$10,163	$35,614	$26,914	$77,709